April 27, 2020

Angel Oak Dynamic Financial Strategies Income Term Trust

3344 Peachtree Road, NE

Suite 1725

Atlanta, GA 30326

Re:	Subscription for the Purchase of Shares of Beneficial Interest of the Angel Oak Dynamic Financial Strategies Income Term Trust

Ladies and Gentlemen:

The undersigned hereby subscribes to purchase 5,000 shares of beneficial interest of the Angel Oak Dynamic Financial Strategies Income Term Trust (the “Company”) in the aggregate amount of $100,000 based upon a net asset value per share of $20.00 as the initial capital of the Company.

The undersigned acknowledges that such shares of the Company are being purchased in accordance with Section 14 of the Investment Company Act of 1940, as amended, to establish the requisite net worth for the Company for purposes of Section 14 and that such purchase is being made for investment purposes only and not for distribution purposes.

Very truly yours,

ANGEL OAK CAPITAL ADVISORS, LLC

/s/ Dan Fazioli
Dan Fazioli
Chief Accounting Officer

3344 Peachtree Road NE, Suite 1725 | Atlanta, GA 30326 | 404.953.4900 | angeloakcapital.com